EXHIBIT 99.1

NEWS RELEASE
Atlanta, Georgia
October 28, 2004

Contact: Investor Relations
Phone: (770) 729-6510
E-mail:investor.relations@ems-t.com
www.ems-t.com

EMS TECHNOLOGIES ANNOUNCES
THIRD QUARTER RESULTS

ATLANTA – October 28, 2004 – EMS Technologies, Inc. (Nasdaq — ELMG) today reported earnings from continuing operations of $671,000 or $.06 per share, on revenues of $62.4 million for the third quarter of 2004, and $3.4 million, or $.31 per share, on revenues of $191.0 million for the first nine months of 2004.

     Alfred G. Hansen, president and chief executive officer, reiterated his previously released comments: “Divisional operating results for the third quarter of 2004 indicate that our core businesses of Space & Technology/Atlanta, LXE, and SATCOM remained profitable, although below the 2003 third quarter. However, our Wireless division was certainly affected by what we believe has been a telecom industry-wide slowdown in the wake of major consolidation activity among the wireless carriers. The SatNet division’s orders were also below target, although an uneven level of orders is not unusual for an emerging business in a developing market. While disappointed with the third quarter results, we are buoyed by strategic successes in our core markets during the third quarter:

•	“During the third quarter, Space & Technology/Atlanta announced more details about its recent strategic contract wins. As previously publicized, we received the first phase of the antenna development contract for the Defense Department’s Joint Common Missile, and we were named supplier of the Advanced Extremely High Frequency (AEHF) satellite communications system for the U.S. Air Force’s B-2 Stealth Bomber. Due to the timing of funding, these contract awards did not benefit the third quarter financial results, but we expect them to begin having a major impact on our 2005 financial results and to contribute significant revenues over the next decade.

•	“LXE is now the recognized leading supplier of fully rugged handheld and vehicle-mounted computers. With growth in both domestic and international markets, LXE set a new revenue record for the third quarter, extending its string of consecutive record-setting periods to eight. An important factor in LXE’s success has been its strategic plan of R&D investment and the resulting steady stream of successful new products, such as the Windows®-based VX-5 vehicle-mounted computer and RFID readers. Also important have been LXE’s service efforts, which recently won the division its third consecutive Mobile Star AwardTM from MobileVillage® for the best customer service in the mobile hardware category.

•	“Revenues for another industry-leading division, SATCOM, were down from the comparable quarter in 2003, mainly because of lower military orders for our high-speed aeronautical terminals. These terminals continue to be an important part of

NEWS RELEASE
(Continued)

Atlanta, Georgia
October 28, 2004

the U.S. military’s command communications infrastructure, and we believe the orders lull for our products has been driven by near-term budget priorities, including repair of hurricane damage to military equipment in Florida. The Ottawa-based division’s profitability also continued to be pressured by higher costs caused by the recent strength of the Canadian dollar. But we further enhanced our long-term market position during the third quarter by signing an agreement with Honeywell to supply high-speed-data satellite communications products. This agreement has a forecasted value of more than $50 million in revenue over the next five years, and could create opportunities in applications for commercial aircraft, as well as corporate jets.

•	“SatNet continues to add customers and expand its installed base of products for two-way broadband communications, but the growth rate of this new business has not yet reached the point to support consistent profitability. With the expense of R&D efforts to help define new applications and improve our cost structure, SatNet reported a loss for the third quarter. Feedback from the market is still quite positive, and we remain committed to the success of this product line. We believe SatNet will not only open up new markets, but it will be highly complementary to other broadband efforts elsewhere in the Company.

•	“Low activity in the wireless telecommunications market in the third quarter seriously affected EMS Wireless’s revenue and resulted in a third quarter operating loss for the division. We had previously scaled back our workforce in anticipation of these tough times, and as severance costs begin to taper off and other cost-saving measures take effect, the benefit of these actions should be evident in the fourth quarter. We have however continued to pursue strategic R&D to expand Wireless’s capabilities and product offerings. As a result, we believe we are well positioned to take advantage of renewed activity when the telecommunications market moves beyond its most recent consolidation phase.

     “The third quarter’s loss from discontinued operations totaled $2.4 million. This loss included a $1.7 valuation allowance to reflect updated information from recent discussions with potential purchasers concerning the probable market value of certain assets held for sale.

     “Although we fell short of expectations in the third quarter, our overall orders are strong, and our core businesses are profitable and healthy. We are participating in several major defense proposals that should be awarded during 2005, and forecasts for increased executive jet sales bode well for our SATCOM product line. Consequently, we remain upbeat and confident about our prospects.

     “Guidance about future earnings performance is clearly subject to substantial uncertainties in world economies and in the timing and strength of orders activity in our key markets – especially wireless telecommunications and two-way broadband satellite communications. Due to the challenging market conditions during 2004, visibility on near-term business prospects in these areas has been limited and orders have been below our expectations. Taking these uncertainties into consideration, we believe that the Company’s continuing operations can achieve estimated

Page -2-

NEWS RELEASE
(Continued)

Atlanta, Georgia
October 28, 2004

earnings per share of $.17 to $.21 per share in the fourth quarter of 2004 on revenues ranging from $64 million to $68 million.”

EMS Technologies, Inc. is a leading provider of technology solutions to wireless and satellite markets. The Company focuses on mobile information users, and increasingly on broadband applications. The Company is headquartered in Atlanta, employs nearly 1,600 people worldwide, and has manufacturing facilities in Atlanta, Montreal, Ottawa and Brazil.

The Company has five reporting segments...

•	Space & Technology antennas and other hardware, for space and satellite communications, radar, surveillance, military countermeasures , and other specialized uses,

•	LXE mobile computers and wireless local area networks, for materials handling and logistics,

•	SATCOM antennas and terminals, for aeronautical and land-mobile and maritime communications via satellite;

•	EMS Wireless base station antennas and repeaters, for PCS/cellular telecommunications, and

•	SatNet broadband technologies for high-data-rate, high-capacity two-way satellite communications systems.

There will be a conference call at 10:30 AM Eastern time on Thursday, October 28, 2004, in which the Company’s management will discuss the financial results for the third quarter of 2004. If you would like to participate in this conference, please call 800-895-1713 (international callers use 785-424-1058) within approximately 10 minutes before the call is scheduled to begin. The conference identification code is EMS. A taped replay of the conference call will also be available through Thursday, November 4, 2004, by dialing 800-839-5682 (international callers use 402-220-2567) and entering the following code: 400063.

Statements contained in this press release regarding the Company’s expectations for its financial results for 2004 and beyond, and concerning the potential for various businesses and products, are forward-looking statements. Actual results could differ from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...

•	uncertainties related to identifying a purchaser of the Space & Technology/Montreal division, as well as external market conditions and internal priorities and constraints that could affect a purchaser’s willingness and ability to complete the transaction on the terms and timing expected by the Company;

•	economic conditions in the U.S. and abroad and their effect on capital spending in the Company’s principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our quarterly results;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign exchange rates relative to the U.S. dollar and their effect on both the purchasing power of international customers and the cost structure of the Company’s non-U.S. operations, as well as the potential for realizing foreign exchange gains or losses associated with net non-U.S. assets held by the Company;

Page -3-

NEWS RELEASE
(Continued)

Atlanta, Georgia
October 28, 2004

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in the Company’s consolidated effective income tax rate caused by the extent to which the actual levels and mix of taxable earnings among the U.S., Canada, and other taxing jurisdictions may vary from our current expectations; successful completion of technological development programs by the Company and the effects of technology that may be developed by competitors;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	customer response to new products and services, and general conditions in our target markets (such as logistics, PCS/cellular telephony, and space-based communications);

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the availability of financing for satellite data communications systems and for expansion of terrestrial PCS/cellular phone systems;

•	the extent to which terrestrial systems reduce market opportunities for space-based broadband communications systems by providing extensive broadband Internet access on a dependable and economical basis;

•	the growth rate of demand for various mobile and high-speed communications services;

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the Company’s ability to attract and retain qualified personnel, particularly those with key technical skills; and

•	the availability of sufficient additional credit or other financing, on acceptable terms, to support the Company’s expected growth.

Additional relevant factors and risks are identified in the Company’s Quarterly Report on Form 10-Q for the three months ended July 3, 2004.

(more)

Page -4-

NEWS RELEASE
(Continued)

Atlanta, Georgia
October 28, 2004

EMS Technologies, Inc.
Consolidated Statements of Operations
(In millions, except per-share data)

	Quarter Ended		Nine Months Ended
	Oct 2	Sep 30	Oct 2	Sep 30
	2004	2003	2004	2003
Net sales	$62.4	61.5	191.0	183.3
Cost of sales	40.8	39.4	123.7	116.7
Selling, general and administrative expenses	15.3	14.3	46.6	41.5
Research and development expenses	4.6	4.4	14.6	13.9

Operating income	1.7	3.4	6.1	11.2
Non-operating income (loss)	0.1	—	1.1	(0.3)
Foreign exchange loss	(0.2)	—	(0.3)	(0.4)
Interest expense	(0.6)	(0.6)	(1.9)	(1.5)

Earnings before income taxes	1.0	2.8	5.0	9.0
Income tax expense	0.3	0.9	1.6	2.9

Earnings from continuing operations	0.7	1.9	3.4	6.1
Loss from discontinued operations	(2.4)	(22.5)	(3.1)	(40.7)

Net earnings (loss)	$(1.7)	(20.6)	0.3	(34.6)

Net earnings (loss) per share:
Basic — from continuing operations	$0.06	0.18	0.31	0.57
Basic — from discontinued operations	(0.21)	(2.11)	(0.28)	(3.82)

Basic earnings (loss) per share	$(0.15)	(1.93)	0.03	(3.25)

Diluted — from continuing operations	$0.06	0.18	0.31	0.57
Diluted — from discontinued operations	(0.21)	(2.09)	(0.29)	(3.81)

Diluted earnings (loss) per share	$(0.15)	(1.91)	0.02	(3.24)

Weighted average number of shares:
Common	11.1	10.7	11.1	10.7
Common and dilutive common equivalent	11.2	10.8	11.2	10.7

(more)

Page -5-

NEWS RELEASE
(Continued)

Atlanta, Georgia
October 28, 2004

EMS Technologies, Inc.
Consolidated Balance Sheets
(In millions)

	Oct 2	Dec 31
	2004	2003
Cash	$10.7	14.2

Receivables billed	48.3	56.6
Unbilled receivables under long-term contracts	25.3	18.6
Customer advanced payments	(2.8)	(3.8)

Trade accounts receivable	70.8	71.4

Inventories	37.8	33.5
Assets held for sale	45.4	40.1

Current assets	164.7	159.2

Net property, plant and equipment	37.2	38.5
Goodwill	13.5	13.5
Other assets	15.9	17.3

	$231.3	228.5

Bank debt and current
installments, long-term debt	$39.7	38.1
Accounts payable	18.4	18.8
Other liabilities	18.4	18.3
Liabilities related to assets held for sale	17.2	17.8

Current liabilities	93.7	93.0
Long-term debt	15.0	15.5
Stockholders’ equity	122.6	120.0

	$231.3	228.5

(more)

Page -6-

NEWS RELEASE
(Continued)

Atlanta, Georgia
October 28, 2004

EMS Technologies, Inc.
Segment Data
(In millions)

	Quarters Ended		Nine Months Ended
	Oct 2	Sep 30	Oct 2	Sep 30
	2004	2003	2004	2003
Net sales
Space & Technology	$11.8	11.9	36.9	34.9
LXE	27.4	25.5	80.0	72.0
EMS Wireless	9.5	12.0	34.6	36.2
SatCom	9.0	10.8	28.5	32.6
SatNet	4.7	2.1	11.2	8.6
Other	—	(0.8)	(0.2)	(1.0)

Total	$62.4	61.5	191.0	183.3

Operating income (loss)
Space & Technology / Atlanta	$0.2	1.2	1.6	3.1
LXE	1.8	1.9	4.6	5.0
EMS Wireless	(1.1)	0.2	(0.6)	1.9
SatCom	0.6	1.5	1.3	3.8
SatNet	(0.2)	(0.9)	(1.4)	(1.7)
Other	0.4	(0.5)	0.6	(0.9)

Total	$1.7	3.4	6.1	11.2

Earnings (loss) from continuing operations
Space & Technology / Atlanta	$—	0.7	0.8	1.7
LXE	1.1	1.2	2.6	3.0
EMS Wireless	(0.7)	0.1	(0.6)	1.1
SatCom	0.6	1.2	1.2	3.1
SatNet	(0.6)	(0.9)	(2.0)	(1.8)
Other & Corporate	0.3	(0.4)	1.4	(1.0)

Total	$0.7	1.9	3.4	6.1

For further information please contact:	Don T. Scartz Chief Financial Officer 770-729-6510

Page -7-